Exhibit 23.6
August 19, 2010
Country Style Cooking Restaurant Chain Co., Ltd.
18-1 Guojishangwu Center, 178 Zhonghua Road
Yuzhong District, Chongqing
People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ May Yu
Name: May Yu